Exhibit 10.7

RESTORATION PLAN OF
ROWAN COMPANIES, INC.
(As Restated Effective January 1, 2013)

Section 1.    Purpose and Operation
The purpose of the Restoration Plan of Rowan Companies, Inc. (“Plan”) is to provide a select group of management or highly compensated employees who are participants in The Rowan Pension Plan (“Pension Plan”) and/or the Rowan Companies, Inc. Savings and Investment Plan (“401(k) Plan”) certain benefits specified herein. The provisions of the Pension Plan and 401(k) Plan, as constituted from time to time, are incorporated by reference into the Plan. The Plan is intended to constitute a combination of an unfunded “excess benefit plan” within the meaning of Section 4(b)(5) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and “top hat plan” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. This is a restatement of the Plan and is effective as of January 1, 2013 (“Effective Date”).
Section 2.    Administration
(a)    The Plan shall be administered by the committee appointed to be the “administrator” of the Pension Plan (“Committee”) or by any other person or persons designated by the Committee.
(b)    The Committee shall have the power to interpret the Plan, establish rules for the administration of the Plan and make all other determinations necessary or desirable for the Plan’s administration.
(c)    The decision of the Committee on any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive.
Section 3.    Eligibility for Benefits
Eligible Employees (as such term is defined in the Pension Plan) who are participating in the Pension Plan and who are indicated as members of the Executive Group on the HR System of Rowan Companies, Inc. (the “Company”) (inclusive of former participants in the Pension Benefit Restoration Plan of LeTourneau Technologies, Inc.) shall participate in the Plan (“Participants”).
Section 4.    Amount of Benefits
(a)    Traditional Pension Benefit. The amount of benefit payable under the Plan to or with respect to a Participant in the Plan from and after the Effective Date who had an accrued benefit in the Pension Plan as of June 30, 2009 (which has been restated into Exhibit I of the Pension Plan as of July 1, 2009) shall be equal to the difference between (1) the amount of the pension benefit which would have been payable respecting such accrued benefit (assuming termination of employment with the Company as of June 30, 2009) but for the limitations on maximum benefits imposed under Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”) and the annual compensation limit specified in Section 401(a)(17) of the Code and (2) the amount of the pension benefit which is actually payable respecting such accrued benefit (assuming termination of employment with the Company as of June 30, 2009), to the Participant or, in the event of his death, to his spouse or beneficiary. Such Plan benefit amount is hereinafter referred to as the “Traditional Pension Benefit Restoration Amount.”

(b)    Cash Balance Pension Benefit. The benefit under the Plan to or with respect to a Participant in the Plan from and after the Effective Date who has an accrued benefit in the Pension Plan respecting periods after the Effective Date shall consist of contribution credits to a hypothetical bookkeeping account equal to the difference between (1) the contribution credits which would have been made to the Pension Plan respecting such periods but for the annual compensation limit specified in Section 401(a)(17) of the Code and (2) the contribution credits actually made to the Pension Plan respecting such periods. The contribution credits described in the preceding sentence shall be credited to such bookkeeping account annually as of the last day of the Pension Plan year, and such account shall also receive interest credits pursuant to Section 4(f) below. Such Plan benefit is hereinafter referred to as the “Cash Balance Pension Benefit Restoration Account.”
(c)    LeTourneau Pension Benefit. The amount of benefit payable under the Plan to or with respect to a Participant in the Plan from and after the Effective Date who had an accrued benefit in the LeTourneau Technologies, Inc. Retirement Income Plan as of December 31, 2010 (which has been merged into Exhibit II to the Pension Plan as of January 1, 2013) shall be equal to the difference between (1) the amount of the pension benefit which would have been payable respecting such accrued benefit (assuming termination of employment as of December 31, 2010) but for the limitations on maximum benefits imposed under Section 415 of the Code and the annual compensation limit specified in Section 401(a)(17) of the Code and (2) the amount of the pension benefit which is actually payable respecting such accrued benefit (assuming termination of employment as of December 31, 2010), to the Participant or, in the event of his death, to his spouse or beneficiary. Such Plan benefit amount is hereinafter referred to as the “LeTourneau Pension Benefit Restoration Amount.”
(d)    401(k) Plan Benefit. The benefit under the Plan to or with respect to a Participant in the Plan from and after the Effective Date respecting periods after the Effective Date shall consist of contribution credits to a hypothetical bookkeeping account equal to the product of (1) the Participant’s “Compensation” as defined in the Pension Plan respecting such periods in excess of the annual compensation limit specified in Section 401(a)(17) of the Code, multiplied by (2) the maximum employer matching contribution percentage under the 401(k) Plan respecting such periods. The contribution credits described in the preceding sentence shall be credited to such bookkeeping account annually as of the last day of the Pension Plan year, and such account shall also receive interest credits pursuant to Section 4(f) below. Such Plan benefit is hereinafter referred to as the “401(k) Plan Benefit Restoration Account.”
(e)    Supplemental Benefit. The supplemental benefit under the Plan to or with respect to a Participant in the Plan from and after the Effective Date shall consist of a contribution credit as of the Effective Date to a hypothetical bookkeeping account equal to the amount specified in Exhibit A to the Plan. Such account shall also receive interest credits pursuant to Section 4(f) below. Such Plan benefit is hereinafter referred to as the “Supplemental Benefit Restoration Account.”
(f)    Interest Credits. As of the last day of each quarter in each calendar year, and as of each payment date with respect to a Participant in a calendar quarter, the Cash Balance Pension Benefit Restoration Account, the 401(k) Plan Benefit Restoration Account and the Supplemental Benefit Restoration Account of each Participant shall be credited with an interest equivalent based upon the rate of interest paid on ten-year United States treasury notes (as reflected in the United States Federal Reserve’s Statistical Release H-15) in November of the immediately preceding calendar year and the balances in each such account as of the first day of such quarter.
(g)    Forfeitures. Provisions of this Section 4 to the contrary notwithstanding, if a Participant’s accrued benefit under the Pension Plan respecting periods after the Effective Date is forfeited, such Participant’s Cash Balance Pension Benefit Restoration Account, 401(k) Plan Benefit Restoration Account

and Supplemental Benefit Restoration Account shall each be reduced to 0 unless and until such accrued benefit under the Pension Plan is restored thereunder.
Section 5.    Payment of Benefits
(a)    This Plan shall be an unfunded plan and payments of benefits pursuant to this Plan shall be made from the general assets of the Company. No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits. No Participant shall have any interest in any particular asset of the Company by virtue of his rights under this Plan.
(b)    The payment of a benefit under this Plan to a Participant shall be deemed to be compensation for services, and shall constitute a liability to the Company in accordance with the terms hereof.
(c)    At the time that a Participant was first designated as eligible to participate in and receive benefits under the Plan pursuant to Section 4(a) or Section 4(c), such Participant was permitted to elect that the Traditional or LeTourneau Pension Benefit Restoration Amount payable to him under the Plan (other than by reason of his death prior to commencement of payment to him) would be paid either:
(i)    Commencing within the 60 day period immediately following his “separation from service” (as such term is defined for purposes of Section 409A of the Code) with the Company other than by reason of death (a “Separation”) or, if later, the first day of the first month after he has attained the age of 40 as to the Traditional Pension Benefit Restoration Amount or 55 as to the LeTourneau Pension Benefit Restoration Amount; or
(ii)    Commencing on the first day of the first month immediately following the date he attains the age of 60 as to the Traditional Pension Benefit Restoration Amount or 65 as to the LeTourneau Pension Benefit Restoration Amount.
Any such commencement of payment election was in writing, was made within 30 days of the Participant’s designation as an employee eligible to participate in and receive benefits under the Plan and is irrevocable. In the case of a Participant who failed to make such a commencement of payment election, payment of the Participant’s Traditional or LeTourneau Pension Benefit Restoration Amount shall commence within the 60 day period immediately following the Participant’s Separation.
A Participant may elect to have his Traditional Pension Benefit Restoration Amount paid to him (other than by reason of his death prior to commencement of payment to him) in any of the following annuity forms, each of which shall be actuarially equivalent to the other (based upon the actual equivalence factors described in Exhibit I to the Pension Plan):
(i)    A single life annuity.
(ii)    A joint and 25%, 50%, 75% or 100% survivor annuity.

(iii)	An annuity for a term certain of 5, 10 or 15 years and continuous for life if the Participant survives the term certain.
A Participant may elect to have his LeTourneau Pension Benefit Restoration Amount paid to him (other than by reason of his death prior to commencement of payment to him) in any of the following annuity forms, each of which shall be actuarially equivalent to the other (based upon the actual equivalence factors described in Exhibit II to the Pension Plan):

(i)    A single life annuity.
(ii)    A joint and 50%, 75% or 100% survivor annuity.

(iii)	An annuity for a term certain of 10 years and continuous for life if the Participant survives the term certain.
A Participant may make such an election as to the form of payment of his Traditional or LeTourneau Pension Benefit Restoration Amount (and change a form previously elected by him) at any time prior to commencement of payment to him of his Traditional or LeTourneau Pension Benefit Restoration Amount. Payments under such annuity form selected by a Participant for his Traditional or LeTourneau Pension Benefit Restoration Amount shall be made as of the first day of each month following commencement of payment of such Traditional or LeTourneau Pension Benefit Restoration Amount. In the event that a Participant fails to elect such form of payment of his Traditional or LeTourneau Pension Benefit Restoration Amount, it will be paid to him in the form of a single life annuity.
If a Participant dies prior to commencement of payment of his Traditional or LeTourneau Pension Benefit Restoration Amount to him, his Traditional or LeTourneau Pension Benefit Restoration Amount paid as a result of his death shall be paid as follows:
(i)    If the Participant is survived by a spouse, in the form of a single life annuity for the life of such spouse commencing within the 60-day period immediately following the date of the Participant’s death; and
(ii)    If the Participant is not survived by a spouse, in a single lump sum to the Participant’s beneficiary within 60 days immediately following the date of the Participant’s death.
The paragraphs above to the contrary notwithstanding, if the aggregate present value of a Participant’s Traditional or LeTourneau Pension Benefit Restoration Amount at the time of his Separation or death, as applicable, is less than the then limit imposed under Section 402(g)(1)(B) of the Code, such amount shall be paid to the Participant (or his spouse or beneficiary) in a single lump sum cash payment within 60 days following the Participant’s Separation or death, as applicable.
The amounts payable pursuant to the paragraphs above shall be based upon the Participant’s age and elections as of the date of the earlier of his Separation or death.
(d)    A Participant’s Cash Balance Pension Benefit Restoration Account, 401(k) Plan Benefit Restoration Account and Supplemental Benefit Restoration Account shall be paid in a single sum to the Participant, or in the event of the Participant’s death, to the Participant’s beneficiary, within 60 days immediately following the earlier of the Participant’s Separation or death, as applicable.
(e)    The paragraphs above to the contrary notwithstanding, Plan benefit payments to any Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to Paragraph (5) thereof) of the Company may not be made before the date which is six months after the date of such Participant’s Separation or, if earlier, the date of death of the Participant. In the event of any such deferral, the first payment which is made from the Plan of the Participant’s Traditional or LeTourneau Pension Benefit Restoration Amount to the Participant shall include a dollar amount equal to all payments which he would have received during the six-month deferral of payment period but for the six-month payment deferral described in the preceding sentence. The provisions of this Paragraph (e) shall not be applicable with respect to the portion of a Participant’s Traditional or LeTourneau Pension Benefit Restoration Amount which was both accrued and vested as of December 31, 2004. For purposes of this paragraph (e), the term “Company”

shall include any entity treated as a single entity with Rowan Companies, Inc. pursuant to Sections 414(b) or (c) of the Code.
(f)    If, as of December 31, 2008 an individual has an accrued or earned amount of deferred compensation owed to him from this Plan and from one or more other plans of deferred compensation of the Company which are required to be aggregated with this Plan pursuant to the provisions of Treasury Regulation 1.409A-1(c)(2) for purposes of the time and form of payment requirements of Section 409A of the Code and Treasury Regulation 1.409A-3, then all of the deferred compensation now or hereafter accrued or earned under this Plan respecting the Traditional or LeTourneau Pension Benefit Restoration Amount and under all other such plans shall be paid to the individual pursuant to the time and form of payment provisions of the plan in which the most recent accruals occurred or, if applicable, the time and form of payment elections made thereunder by the individual. From and after January 1, 2009, if an individual has an accrued or earned amount of deferred compensation owed to him from one or more other plans of deferred compensation of the Company which are required to be aggregated with one or more portions of this Plan pursuant to the provisions of Treasury Regulation §1.409A-1(c)(2) for purposes of the time and form of payment requirements of Section 409A of the Code and Treasury Regulation §1.409A-3 as of the date he first becomes a Participant in this Plan, then all of the deferred compensation accrued or earned under such one or more portions of this Plan and all such other plans shall be paid to the individual pursuant to the terms and provisions of the plan under which the individual first accrued and earned an amount of deferred compensation which is then owed to him or, if applicable the time and form of payment elections made thereunder by such individual.

(g)    If a Participant terminated employment with the Company prior to January 1, 2009 and such Participant’s Plan benefit had not commenced as of December 31, 2008 and such Plan benefit was subject to the provisions of Section 409A of the Code, such Participant could elect, pursuant to the transition time and form of payment election rules provided under Internal Revenue Service Notices 2006-79, 2007-78 and 2007-86, the time and form of payment for such Plan benefit from among the time and form alternatives described in Paragraph (c) of Section 5 provided that such election was made on or before December 31, 2008 and provided that such election would apply only to amounts which would not otherwise be payable in 2008 and would not cause any Plan benefit amount to be paid in 2008 that would not otherwise be payable in 2008. Any such election is irrevocable as of December 31, 2008.

(h)    The Company shall withhold from all payments hereunder all applicable taxes that it is required to withhold.

Section 6.    Beneficiaries
(a)    Beneficiaries under this Plan shall be named by the Participants in accordance with the provisions of the Pension Plan.
(b)    Notwithstanding anything to the contrary contained herein or in the Pension Plan, a Participant or the participant’s beneficiary named to receive benefits under this Plan may, until death, change the beneficiary designated to receive benefits under this Plan subsequent to their respective deaths.
(c)    In no event shall any change in a Participant’s beneficiary affect the amount of benefits payable under this Plan.
Section 7.    Amendment, Suspension, Termination
(a)    The Board of Directors of the Company (“Board”) may at any time amend, suspend or terminate this Plan.

(b)    No amendment to this Plan or termination of the Plan by the Board shall divest a Participant of any benefit payable to such Participant under this Plan, unless the Participant agrees in writing to such divestment. Upon the termination of the Plan, the benefits under the Plan shall be determined as of the date of Plan termination.
Section 8.    Non-Alienation of Benefits
The interest of a Participant or the Participant’s beneficiary to any benefit under this Plan may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or any affiliate of the Company by the Participant with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.
Section 9.    Jurisdiction
The situs of the Plan hereby created is Texas. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law,
Section 10.    Claims Procedure
All Participants shall have all the rights and remedies as set forth in the claims procedures applicable to the Pension Plan.
Section 11.    Effect of Restatement
The terms and provisions of this restatement of the Plan shall apply with respect to all Plan Participants (whether currently employed by the Company or not) except as follows:
(a)    if the Plan benefit of a Participant was entirely accrued and vested prior to December 31, 2004 such that it is not subject to the provisions of Section 409A of the Code, the time and form of payment of such Participant’s Plan benefit shall continue to be governed by the terms and provisions of the Plan as in effect on the earlier of December 31, 2004 or the date that such Participant terminated his employment with the Company; and
(b)    if payment of a Participant’s benefit under the Plan (whether to the Participant as a result of a Separation or to his beneficiary or beneficiaries as a result of his death) has commenced prior to effective date of this restatement of the Plan, such payment shall be continued in the form as established at its original commencement without change or alteration.
IN WITNESS WHEREOF, the undersigned duly authorized officer Company have executed this Plan on behalf of the Company this 21st day of December, 2012.

ROWAN COMPANIES, INC.

By:     /s/ J. K. Bartol

EXHIBIT A
to
RESTORATION PLAN OF
ROWAN COMPANIES, INC.

Supplemental Benefit Restoration Account

Contribution Credits as of July 1, 2009

Name of Participant                        Contribution Credit

(Information in Exhibit A has been redacted)